Exhibit 10.1

PSS WORLD MEDICAL, INC.

AMENDED AND RESTATED

OFFICER DEFERRED COMPENSATION PLAN

(as amended and restated effective January 1, 2009)

ARTICLE 1

ESTABLISHMENT OF PLAN

1.01	Background of Plan. PSS World Medical, Inc. maintains a non-qualified deferred compensation plan known as the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan which became effective as of August 1, 1998 and was amended effective March 30, 1999, July 1, 2000, April 1, 2001, April 1, 2002, July 1, 2003, July 1, 2004 and December 2005 (the “Prior Plan”). Effective as of January 1, 2009, the Prior Plan is amended and restated as set forth in this document to comply with Section 409A and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan. Amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan.

1.02	Purpose. The Company desires to recognize the valuable contribution of its selected officers by providing a program for the voluntary deferral of compensation, which, together with a Company Matching Contribution on deferrals of up to a designated percentage of compensation and Discretionary Company Contributions, will earn a return based on the performance of one or more benchmark investments.

1.03	Status of Plan.

(a)	The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Although the plan is unfunded for tax purposes, the Company may establish a trust under Revenue Procedure 92-64 to provide benefits under the Plan. (See Section 1.04).

(b)	The Plan is intended to comply with, and shall be construed so as to provide for deferrals and benefits that are consistent with the requirements of, Code Section 409A. The Plan Administrator may authorize changes to time and form of payment elections but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A, as described more fully in Appendix A of the Plan.

1.04	Establishment of Trust. As noted in Section 1.03, the Company may establish a trust to fund benefits provided under the terms of the Plan (“Trust”). It is intended that a transfer of assets into the Trust will not generate taxable income (for federal income tax purposes) to the Participants until such assets are actually distributed or otherwise made available to the Participants.

ARTICLE 2

DEFINITIONS

2.01	Definitions. Certain terms of the Plan have defined meanings set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

Accounts. The term “Accounts” means and includes all of a Participant’s In-Service Accounts and his or her Termination Account under the Plan. The performance and value of the Accounts shall be measured by reference to the performance of one or more third-party investment funds (investing in equities and fixed income instruments) designated from time to time by the Plan Administrator as being benchmark investments for Accounts. The maintenance of individual Accounts is for bookkeeping purposes only. The Participant is not an actual investor in the designated funds; rather the Participant is permitted to select any of the funds as a benchmark for the return on his or her Compensation deferred under the Plan.

Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death.

If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

Board. The Board of Directors of the Company.

Change in Control. As defined in Section 9.03.

Code Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying Treasury regulations and guidance under such Code Section.

Committee. The Compensation Committee of the Board.

Company. PSS World Medical, Inc. and its successors.

Company Matching Contribution. The matching contributions made by the Company to Participants’ Accounts in accordance with Section 5.05.

Compensation. The total salary, commissions and cash bonus payable by the Company to a Participant in the relevant Plan Year for services to the Company or any of its affiliates, as such amount may be changed from time to time.

Deferral Election Form. A form, substantially in the form attached hereto as Exhibit A, pursuant to which a Participant elects (i) to defer Compensation under the Plan and (ii) the payment date and form of payment for his or her Accounts.

Deferral Termination Date. As defined in Section 5.03(c).

Disability or Disabled. Disability as defined in Code Section 409A, as amended from time to time. Subject to amendments to Code Section 409A after the Effective Date of the Plan, a Participant shall be considered Disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

Discretionary Company Contributions. The discretionary contributions, if any, made by the Company to Participants’ Accounts in accordance with Section 5.06.

Effective Date. The Prior Plan was originally effective August 1, 1998. The effective date of this amendment and restatement is January 1, 2009.

Election Date. The date established by the Plan as the date by which a Participant must submit a valid Deferral Election Form to the Plan Administrator (i) in order to participate in the Plan for a Plan Year or (ii) with respect to non-elective bonus deferrals, to designate a payment date and form of payment. For each Plan Year, the Election Date is December 31 of the preceding Plan Year, or March 15, 2005 in the case of Plan Year 2005 only; provided, however, that if a person first becomes eligible to participate in the Plan after the beginning of the Plan Year, the Election Date for such person for that Plan Year shall be the 30th day after he or she first becomes eligible to participate in the Plan.

In-Service Account. An In-Service Account established by the Company under Section 5.03 of the Plan for a Participant’s deferral of Compensation through a designated Deferral Termination Date. A Participant may have up to three In-Service Accounts under the Plan in addition to his or her Termination Account. A Participant is not required to have any In-Service Accounts.

Normal Retirement. Separation from Service after age 60, or after age 55 with ten years of prior service with the Company or any of its affiliates.

Officer. A person who has been designated by the Board as a Tier 1 Officer, Tier 2 Officer, Tier 3 Officer, Tier 4 Officer or Tier 5 Officer of the Company.

Participant. Any Officer who has elected to participate in the Plan or who has received a Discretionary Company Contribution under the Plan.

Plan. The PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan as set forth in this document together with any subsequent amendments hereto.

Plan Administrator. The Committee or its delegee of administrative duties under the Plan pursuant to Section 3.02.

Plan Year. The Plan Year shall be the calendar year.

Roll-Over Balance. The unpaid vested balance in a Participant’s In-Service Account that will automatically be rolled into the Participant’s Termination Account under the circumstances described in Section 5.08(c).

Separation from Service. A Separation from Service occurs when a Participant incurs a “separation of service” within the meaning of Code Section 409A.

Specified Employee. The term “Specified Employee” has the meaning assigned such term in Code Section 409A provided, however, that, the Company’s determination of its Specified Employees and the application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company.

Termination Account. A Termination Account established by the Company under Section 5.03 of the Plan for a Participant for deferrals of Compensation pursuant to the Plan until the Participant’s Separation from Service, including any Company Matching Contributions and Discretionary Company Contributions.

Termination Triggering Event. As defined in Section 5.08(a).

Unforeseeable Emergency. An “unforeseeable emergency” as defined in Treas. Reg. Section 1.409A-3(i)(3)(i). Generally, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Valuation Dates. The dates for valuing the balance in an Account as provided in Section 5.08.

ARTICLE 3

ADMINISTRATION OF THE PLAN

3.01	Administrator of the Plan. The Plan shall be administered by the Committee. The Committee may delegate certain administrative functions to the Plan Administrator as provided in Section 3.02.

3.02	Authority of Committee. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, (ii) determine the benefits of the Plan to which any Participant, Beneficiary or other person may be entitled, (iii) keep records of all acts and determinations of the Committee and Plan Administrator, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan, (iv) prepare and distribute to all Participants and Beneficiaries information concerning the Plan and their rights under the Plan, (v) do all things necessary to operate and administer the Plan in accordance with its provisions, and (iv) designate persons other than members of the Committee or the Board to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe. Without limiting the foregoing, the Committee may from time to time delegate to one or more agents who may or may not be employees of the Company (the “Plan Administrator”) the authority to act on behalf of the Committee in all matters of Plan administration, but the Committee shall retain exclusive authority to determine eligible Participants, and to amend or terminate the Plan. Until later designated by the Committee, the Plan Administrator shall be a committee consisting of David Smith, Jeff Anthony and David Klarner.

3.03	Effect of Committee Determinations. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or to any settlement of any dispute between a Participant and the Company. Any decision or action taken by the Committee or the Board with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

ARTICLE 4

PARTICIPATION

4.01	Election to Participate. Each Tier 1, Tier 2, Tier 3, Tier 4 and Tier 5 Officer is automatically eligible to participate in the Plan. He or she may participate in the Plan for a Plan Year by delivering a properly completed and signed Deferral Election Form to the Plan Administrator on or before the Election Date for such Plan Year. The Participant’s participation in the Plan will be effective as of the following date, as applicable: (i) in the case of a Participant on the Effective Date, the effective date of the Participant’s participation under the Prior Plan, (ii) in the case of subsequent Plan Years, the first day of the Plan Year beginning after the Plan Administrator receives the Participant’s Deferral Election Form, or (iii) in the case of a person who first becomes eligible to participate in the Plan after the beginning of a Plan Year, the first day after the Plan Administrator receives the Deferral Election Form if filed within 30 days after such Participant first becomes eligible to participate in the Plan but only with respect to amounts earned after the date that the Deferral Election Form is filed. A Participant shall not be entitled to any benefit hereunder unless such Participant has properly completed a Deferral Election Form and (i) deferred the receipt of Compensation pursuant to the Plan, or (ii) has received a Discretionary Company Contribution under the Plan.

4.02	Continuation of Deferral Election Form. Prior to the commencement of each Plan Year, a Participant shall have the right, by executing and delivering to the Plan Administrator a new Deferral Election Form, to modify the percentage of his or her Compensation which is deferred to his or her Accounts under the Plan. Such new Deferral Election Form shall be effective only for Compensation applicable to the Participant’s service after the first day of the new Plan Year. If the Participant fails to deliver a new Deferral Election Form prior to the commencement of the new Plan Year, the Participant’s Deferral Election Form in effect during the previous Plan Year shall become irrevocable as of December 31 of such previous Plan Year and shall continue in effect during the new Plan Year.

4.03	Automatic Termination of Deferral Election Form. A Participant’s Deferral Election Form will automatically terminate at the earlier of (i) the Participant’s Separation from Service, or (ii) to the extent permitted under Section 409A, the termination of the Plan (in accordance with Section 7.01 herein).

4.04	No Implied Rights. Nothing contained in the Plan shall be deemed to give any Officer the right to continue in such status or to remain as an employee of the Company or its affiliates.

ARTICLE 5

PLAN BENEFITS

5.01	Deferred Compensation. A Participant may elect to defer up to 100% of his or her Compensation in accordance with the terms of the Plan and the Deferral Election Form; provided, however, that the Company Matching Contribution shall apply only with respect to deferrals of up to 15% of Compensation for Tier 1 and Tier 2 Officers and up to 10% of Compensation for Tier 3 through Tier 5 Officers. For bookkeeping purposes, the amount of the Compensation which the Participant elects to defer pursuant to the Plan shall be transferred to and held in the Participant’s individual Accounts, as indicated in the Deferral Election Form, and subject to the terms of the Plan.

5.02	Time of Election of Deferral. Subject to Section 4.02, a Participant who wishes to defer Compensation for a Plan Year must irrevocably elect to do so on or prior to the Election Date for such Plan Year, by delivering a valid Deferral Election Form to the Plan Administrator.

5.03	Deferral Elections.

(a)	Designation of Accounts. The Company will automatically designate a Termination Account for each Participant for the purpose of (i) crediting the Participant’s voluntary deferrals of Compensation, if any, into the Termination Account, (ii) crediting Roll-Over Balances, if applicable, from the Participant’s In-Service Accounts pursuant to Section 5.08(c), (iii) crediting any Discretionary Company Contributions and (iv) crediting Company Matching Contributions. In addition to the Termination Account, a Participant may designate up to three In-Service Accounts.

(b)	Deferral Amounts. The Deferral Election Form shall indicate: (i) the aggregate dollar amount or percentage (in increments of 1%) of Compensation to be deferred, (ii) the components of Compensation from which such deferrals are to be made, such as from salary, bonus or commission, and (iii) of such aggregate amount to be deferred, the dollar amount or percentage (in increments of 1%) of Compensation to be credited to each Account, if more than one.

(c)	Deferral Periods. A Participant shall designate for each In-Service Account a date (the “Deferral Termination Date”), after which payments from such Account will be payable pursuant to Section 5.08. The Deferral Termination Date must be at least three years after the first date that deferrals are made to the In-Service Account. Distribution of amounts held in a Participant’s Termination Account shall commence as provided in Section 5.08(a) following the earliest of (i) the Participant’s Separation from Service, (ii) the Participant’s death, or (iii) the Participant’s Disability.

(d)	Limited Changes Permitted. Deferral elections shall be irrevocable, except with respect to:

(i) In-Service Account(s); Extension of Deferral Period and/or Change in Form of Payment. For each In-Service Account, the Participant may file a new Deferral Election Form to extend the Deferral Termination Date and/or change the form of payment for such Account; provided, however, that (A) the new Deferral Election Form must specify a Deferral Termination Date that is at least five (5) years later than the prior Deferral Termination Date for such Account; (B) such changed election, to be effective, must be filed with the Plan Administrator no less than twelve (12) months prior to the originally selected Deferral Termination Date for such Account: and (C) such changed election may not become effective for twelve (12) months after it has been filed with the Plan Administrator.

(ii) Termination Account; Change in Form of Payment. A Participant may file a new Deferral Election Form to change the form of payment of his or her Termination Account; provided, however, that following such election, payment of the Termination Account will commence five (5) years from the Participant’s Separation from Service and such changed election, to be effective, must be filed with the Plan Administrator no less than twelve (12) months prior to the Participant’s Separation from Service.

5.04	Return on Account Balances. Amounts in a Participant’s Account will be credited with a return (positive or negative) measured by reference to the performance of one or more benchmark investment funds selected by the Participant for such Account. A Participant may from time to time, in accordance with procedures established by the Plan Administrator: (i) indicate and change his or her investment allocation choices from among the offered benchmark investment funds, and (ii) indicate whether such investment allocation elections shall apply to new deferrals, existing Account balances, or both. Unless otherwise indicated by the Plan Administrator, a Participant may specify different investment allocations for each of his or her Accounts. Indications of investment allocation choices shall be made in such manner and with such frequency as may be approved from time to time by the Plan Administrator. Participants will be provided with quarterly reports as to the status of their various Accounts.

5.05	Company Matching Contributions. For each dollar ($1.00) that a Tier 1 Officer defers into an Account (up to 15% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of one dollar twenty-five cents ($1.25). For each dollar ($1.00) that a Tier 2 Officer defers into an Account (up to 15% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of one dollar ($1.00). For each dollar ($1.00) that a Tier 3 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of seventy-five cents ($.75). For each dollar ($1.00) that a Tier 4 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of fifty cents ($.50). For each dollar ($1.00) that a Tier 5 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of thirty-five cents ($.35). Company Matching Contributions will earn a return based on the same investment allocations selected by the Participant with respect to the Account into which such Company Matching Contributions are credited. The Board may change the amount of the Company Matching Contributions for any future Plan Year by giving written notice to eligible Participants prior to the Election Date for such Plan Year. Any such change will be prospective only.

5.06	Discretionary Company Contributions. The Company may at any time make a discretionary contribution to a Participant’s Termination Account in any amount the Company deems advisable. Discretionary Company Contributions will earn a return based on the same investment allocations selected by the Participant with respect to the Participant’s Termination Account; provided that if the Participant has not indicated an investment allocation for his or her Termination Account, the most conservative investment allocation then available under the Plan will be applied to the Participant’s Termination Account unless and until changed by the Participant. The Company may discriminate among Participants in making Discretionary Company Contributions and may discriminate among those Participants receiving Discretionary Company Contributions as to the amount of such contributions.

5.07	Vesting. Vesting refers to a Participant’s ability to receive benefits at the end of the deferral period.

(a)	Participant Deferrals. Participants are always 100% vested in their Account other than Company Matching Contributions or Discretionary Company Contributions and allocated return thereon.

(b)	Company Matching Contributions. Company Matching Contributions and allocated return thereon become vested in accordance with the following schedule:

Years elapsed since first deferral under the Plan or the Prior Plan	Vested % of Company Matching Contributions and allocated return thereon
Less than 4 Years	0%
4 Years	20%
5 Years	40%
6 Years	60%
7 Years	80%
8 Years	100%
Earlier death, Normal Retirement or Disability of Participant	100%
A successor to the Company terminates the Plan	100%
Within 24 months after a Change in Control, a successor to the Company terminates the employment of Participant without Cause or Participant resigns for Good Reason, as defined in Participant’s Employment Agreement, if any, with the Company	100%

For example, if a Participant first made a deferral under the Plan with respect to any part of Plan Year 2005, he or she will become vested in all Company Matching Contributions in all of his or her Accounts, based on the anniversary of the first day of such 2005 Plan Year (i.e., all Company Matching Contributions to such Participant, whenever made, will be 20% vested on January 1, 2009, 40% vested on January 1, 2010, and so on).

(c)	Discretionary Company Contributions. Discretionary Company Contributions and allocated return thereon become vested as determined and communicated by the Company or, if not determined, then in accordance with the following schedule:

Years elapsed since the last day of the Plan Year in which the Discretionary Company Contribution was made	Vested % of Discretionary Company Contributions and allocated return thereon
Less than 1 Year	0%
1 Year	20%
2 Years	40%
3 Years	60%
4 Years	80%
5 Years	100%
Earlier death, Normal Retirement or Disability of Participant	100%
A successor to the Company terminates the Plan	100%
Within 24 months after change in Control, a successor to the Company terminates the employment of Participant without Cause or Participant resigns for Good Reason, as defined in Participant’s Employment Agreement, if any, with the Company	100%

For example, if a Discretionary Company Contribution was made for a Participant at any time during Plan Year 2005, the Participant would become vested in 20% of such contribution as of the last day of Plan Year 2006, and 40% of such contribution as of the last day of Plan Year 2007, and so on.

5.08	Payment of Accounts.

(a)	Payment Dates for Termination Account. Subject to Section 5.08(g) below, payment of vested Plan benefits held in a Participant’s Termination Account (including any Roll-Over Balances from such Participant’s In-Service Accounts in accordance with Section 5.08(c)) shall commence within sixty (60) days after the end of the month in which occurs the earliest of the following events (i) the Participant’s Separation from Service, (ii) the Participant’s death, or (iii) the Participant’s Disability (each a “Termination Triggering Event”). Payments shall be based on the vested Account balance valued as of the applicable Valuation Dates. The first Valuation Date shall be the last day of the month in which the

Termination Triggering Event occurs. A Participant’s Termination Account shall be paid to the Participant under one of the following options, as elected by the Participant on his or her most recent effective Deferral Election Form:

(i) A single lump sum;

(ii) Annual installments elected by the Participant (between two (2) and not to exceed twenty (20));

(iii) In a combination of partial lump sum payment, and remainder in annual installments;

(iv) Annual installment payments shall be for no less than two (2) and no more than twenty (20) annual installments (as indicated in the Participant’s most recent effective Deferral Election Form). Payments shall be annually on the anniversary of the first Valuation Date. The payment to be made in a given year shall be equal to the value of the Participant’s Account on the applicable Valuation Date divided by the number of remaining installments to be paid. (including the current installment);

(v) Regardless of the Participant’s election, if the aggregate vested balance in the Participant’s Termination Account (including any Roll-Over Balances from such Participant’s In-Service Accounts in accordance with Section 5.08(c)) is $25,000 or less on the first Valuation Date, the entire vested balance will be paid in a single lump sum.

(b)	Payment Dates for In-Service Accounts. Except as provided in Section 5.08(c), payment of vested Plan benefits held in a Participant’s In-Service Account shall commence within 45 days after the end of the month in which the Deferral Termination Date occurs, as indicated in the Participant’s most recent effective Deferral Election Form for such Account. Except as set forth in Section 5.08(c), a Participant’s In-Service Accounts shall be paid to the Participant under one of the following options, as elected by the Participant on his or her most recent effective Deferral Election Form:

(i) A single lump sum;

(ii) Annual installments elected by the Participant (between two (2) and not to exceed five (5)). Payments shall be annually on the anniversary of the initial installment. The payment to be made in a given year shall be equal to the value of the Participant’s Account on the applicable valuation Date divided by the number of installments remaining (including the current installment). Payment from a Participant’s In-Service Account shall be based on the vested Account balance valued as of the last day of the month in which the Deferral Termination Date occurs (the “Valuation Date”).

(c)	Roll-Over of In-Service Accounts to Termination Account. If a Termination Triggering Event with respect to a Participant occurs prior to the total distribution of the In-Service Account of such Participant, the vested balance in such In-Service Account (the “Roll-Over Balance”) shall automatically be rolled into the Participant’s Termination Account and be paid as follows:

(i) If the form of payment for the Participant’s Termination Account in accordance with his or her most recent effective Deferral Election Form is a lump sum, any balance remaining in an In-Service Account as of such Termination Triggering Event shall be paid out as a lump sum;

(ii) If the form of payment for the Participant’s Termination Account in accordance with his or her most recent effective Deferral Election Form is installments, and installment payments have commenced with respect to an In-Service Account, any balance remaining in such In-Service Account shall continue to be paid in accordance with the Participant’s most recent effective Deferral Election Form relating to his or her In-Service Account;

(iii) If the form of payment for the Participant’ Termination Account in accordance with his or her most recent effective Deferral Election Form is installments, and payments have not commenced with respect to an In-Service Account, such In-Service Account shall be paid in accordance with the installment payment schedule set forth in the Participant’s most recent effective Deferral Election Form relating to his or her Termination Account.

(d)	Payment Upon Death. Regardless of the form of payment elected on the Participant’s most recent effective Deferral Election Form, in the event of the Participant’s death, the entire unpaid vested balance in any of his or her Account(s) shall be paid to the Participant’s Beneficiary in a single lump sum within sixty (60) days after the last day of the month in which date of death occurs.

(e)	Accruals During Payment Periods. The unpaid portion of a Participant’s Termination Account shall continue to receive allocated returns as provided in Section 5.04 until the last applicable Valuation Date for such Account, but no interest or other return will be paid on Account balances between the applicable Valuation Dates and payment dates as provided in Sections 5.08(a) and (b).

(f)	Termination of Eligible Status. The termination of a Participant’s status as an Officer will not, absent Separation from Service, cause a payout of such Participant’s Accounts, and such person may continue to defer Compensation into the Plan, but no Company Matching Contributions will be made on Compensation deferred while he or she is not an Officer. Allocated returns will continue to accrue on such person’s Account as provided in Section 5.04 and 5.08(d).

(g)	Six Month Delay for Specified Employees. Any Participant who is a Specified Employee as of his or her Termination Triggering Event (other than death), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), payment under this Section 5.08 shall be delayed as follows:

(i) if the payment of vested Plan benefits held in a Participant’s Termination Account (together with any Roll-Over Balances from such Participant’s In-Service Accounts in accordance with Section 5.08(c)) is payable in a lump sum, such payment will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination Triggering Event (other than death);

(ii) if the payment of vested Plan benefits held in a Participant’s Termination Account (together with any Roll-Over Balances from such Participant’s In-Service Accounts in accordance with Section 5.08(c)) is payable in installments, the amount of such installments that would otherwise be payable during the six-month period immediately following the Participant’s Termination Triggering Event (other than death) will be accumulated and payment of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment schedule for any remaining installment payments will resume;

(iii) For purposes of calculating payments under this Section 5.08(g), the “first Valuation Date” referenced in Section 5.08(a) shall be the last day of the sixth month following the Participant’s Termination Triggering Event (other than death).

5.09	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the payment to a Participant of an amount reasonably necessary to handle an Unforeseeable Emergency, and only in compliance with Section 409A. Amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Such payment may be made even if the Participant has not incurred a Separation from Service and regardless of the number of years he or she has been a Participant. All financial hardship distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Compensation deferred under the Plan shall be deemed distributed first in a financial hardship.

5.10	Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

(a)	By payment to the legal representative of such minor or such person;

(b)	By payment directly to such minor or such person;

(c)	By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

5.11	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits, including, without limitation, a consent to participating in any corporate owned life insurance program which the Company sponsors. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

5.12	Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant’s Account is to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

ARTICLE 6

FUNDING OF PLAN

6.01	Funding. Plan benefits shall be paid from the general assets of the Company or as otherwise directed by the Company. To the extent that any Participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Company. Participants and their Beneficiaries shall not have any preference or security interest in the assets of the Company other than as a general unsecured creditor.

ARTICLE 7

AMENDMENT AND TERMINATION

7.01	Plan Amendment and Termination. The Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable; provided, however, that no such amendment or termination shall (without the written consent of the Participant, if living, and if not, the Participant’s Beneficiary) adversely affect any benefit under the Plan which has accrued with respect to the Participant or Beneficiary as of the date of such amendment or termination regardless of whether such benefit is in pay status. Following a Plan termination, the Participants’ Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Committee may provide that upon termination of the Plan, all Participant Accounts shall be distributed, subject to and in accordance with any rules established by the Committee deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

ARTICLE 8

CLAIMS PROCEDURE

8.01	Claims Procedure. Accounts shall be paid in accordance with the provisions of this Plan. If the Participant or his or her Beneficiary requests payment of benefits, and such request is denied in whole or in part, the Participant or the designated Beneficiary may request a review of the Company’s denial of benefits within sixty days of the date the Participant or the Beneficiary receives written notice of such denial. If the Company again denies the Participant’s or the Beneficiary’s request for payment of benefits, the Company shall provide written notice of the denial of benefits to the Participant or the Beneficiary and shall include in such notice a claims appeal procedure, all in accordance with Section 503 of the ERISA and DOL Regulation §2560.503-1 and such procedures are incorporated in this Plan by reference.

ARTICLE 9

MISCELLANEOUS

9.01	Headings. The headings and sub-headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

9.02	Spendthrift Clause. None of the benefits, payments, proceeds or distributions under the Plan shall be subject to the claim of any creditor of any Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under the Plan except to the extent expressly provided herein to the contrary.

9.03	Change in Control. The Plan shall not be automatically terminated by the Company’s acquisition by, merger into, or sale of substantially all of its assets to any other organization (a “Change in Control”), but the Plan shall be continued thereafter by such successor organization. All rights to amend, modify, suspend or terminate the Plan shall be transferred to the successor organization, effective as of the date of the Change in Control. If the successor terminates the Plan, all Participants shall thereupon become 100% vested in their Accounts, including Company Matching Contributions, Discretionary Company Contributions and allocated return thereon. If within 24 months of the Change in Control a Participant incurs a Separation from Service other than for Cause (as determined by the Company) or the Participant resigns for Good Reason (as defined in the Participant’s Employment Agreement, if any), such Participant shall thereupon become 100% vested in his or her Account, including Company Matching Contributions, Discretionary Company Contributions and allocated return thereon.

9.04	Release. Any payment to Participant or Beneficiary, or to their legal representatives, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee, the Plan Administrator and the Company, any of whom may require such Participant, Beneficiary, or legal representative, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Committee, or the Company, as the case may be.

9.05	Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Florida.

9.06	Costs of Collection; Interest. In the event the Participant collects any part or all of the payments due under the Plan by or through a lawyer or lawyers, the Company will pay all costs of collection, including reasonable legal fees incurred by the Participant.

9.07	Successors and Assigns. The Plan shall be binding upon the successors and assigns of the parties hereto.

The foregoing is hereby acknowledged as being the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan, as adopted by the Compensation Committee of the Board of Directors of the Company on December 11, 2008.

PSS WORLD MEDICAL, INC.

By:	/s/ David A. Smith

David A. Smith
Chairman and Chief Executive Officer

APPENDIX A

LIMITED TRANSITION RELIEF FOR DISTRIBUTION ELECTIONS MADE

AVAILABLE IN ACCORDANCE WITH NOTICES 2001-1, 2006-79, 2007-86 AND

SUBSEQUENT GUIDANCE

Notice 2005-1 Transition Relief

(a)	Deferral Election Timing. The Plan Administrator has the authority, pursuant to transition relief provided in Q&A 21 of Notice 2005-1, to permit Participants to make or modify deferral elections with respect to deferrals subject to Code Section 409A that relate all or in part to services performed on or before December 31, 2005, so long as: (i) a deferral election with respect to such compensation is properly filed with the Plan Administrator prior to March 15, 2005; and (ii) the amounts to which the deferral election relate have not been paid or become payable prior to the election.

(b)	Termination and or Cancellation. The Plan Administrator has the authority, pursuant to transition relief provided in Q&A 20 of Notice 2005-1, to permit a Participant, pursuant to procedures established by the Plan Administrator and with respect to amounts subject to Code Section 409A, to: (a) elect to terminate, or partially terminate, participation in the Plan and receive payment of that portion of his or her vested Account balances payable under the Plan corresponding to the portion of the Plan to which the termination applies; or (b) elect to cancel or reduce a deferral election. An election by a Participant permitted in (a) or (b) hereinabove, shall be made no later than December 31, 2005.

(c)	Payments Made to Specified Employees in 2005. Notwithstanding any provisions in the Plan concerning the prohibition of payments to Participants upon a termination of participation in the Plan or the cancellation of a deferral election during a Plan Year to the contrary, if there has been in calendar year 2005 any payments under the Plan to a Participant who qualifies as a Specified Employee that were made less than six (6) months after the Participant’s Separation from Service, then such payments shall be deemed to be a decision by the Participant to revoke his or her deferral pursuant to Q&A 20 of corrected Notice 2005-1 and in accordance with paragraph (b) above.

(d)	Payment Elections. The Plan Administrator has the authority, pursuant to transition relief provided in Q&A 19 of Notice 2005-1, to permit a Participant, pursuant to procedures established by the Plan Administrator and with respect to amounts subject to Code Section 409A, to make new payment elections with respect to amounts deferred prior to the election and the election will not be treated as a change in the form and timing of a payment Section 409A(a)(4) or an acceleration of a payment under Section 409A(a)(3), provided that the Participant makes the election on or before December 31, 2005.

Notice 2006-79 and 2007-86 Transition Relief

Opportunity to Make New (or Revise Existing) Payment Elections.

The Plan Administrator may, to the extent permitted by Notices 2006-79 and 2007-86, permit a Participants, pursuant to procedures established by the Plan Administrator and with respect to amounts subject to Code Section 409A, to make new payment elections with respect to amounts deferred prior to the election and the election will not be treated as a change in the form and timing of a payment Section 409A(a)(4) or an acceleration of a payment under Section 409A(a)(3), in accordance with the:

(a)	With respect to an election to change a time and form of payment made on or after January 1, 2006 and on or before December 31, 2006, the election shall apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006.

(b)	With respect to an election to change the time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the election shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

(c)	With respect to an election to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008, the election shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

RESOLUTIONS OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF PSS WORLD MEDICAL, INC.

Amendments to Deferred Compensation Plans

WHEREAS, PSS World Medical, Inc. (the “Company”) maintains the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan (the “Officer Plan”), the PSS World Medical, Inc. Amended and Restated ELITe Deferred Compensation Plan (the “ELITe Plan”) and the PSS World Medical, Inc. Amended and Restated Leader’s Deferral Plan (the “Leader’s Plan,” and together with the Officer Plan and the ELITe Plan, the “Plans”); and

WHEREAS, the Committee desires to amend the Plans to provide that the Committee may, in its sole and absolute discretion, accelerate the time and form of payment under any of the Plans in certain circumstances as permitted by Treas. Reg. Section 1.409A-3(j)(4) (including, without limitation, pursuant to a domestic relations order), or to delay the time of a distribution as permitted by Treas. Reg. Section 1.409A-2(b)(7); and

WHEREAS, the Committee desires to amend the Officer Plan to provide for Company Matching Contributions for Tier 5 Officers, Tier 6 Officers and Tier 7 Officers; and

WHEREAS, the Committee desires to amend the Leader’s Plan to reduce the Company Matching Contribution for individuals designated as the top 50 Leaders for a Plan Year;

NOW, THEREFORE, BE IT RESOLVED, that the Committee hereby approves and adopts amendments to the Plans in substantially the forms attached hereto as Exhibits A through C, with such changes thereto as the Chair of the Committee deems to be appropriate and consistent with the presentation made to the Committee or otherwise based upon the advice of the Company’s legal counsel or independent accountants which changes do not alter materially the substance of the Approved Amendments as approved by the Committee; and

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to do any and all things deemed by them necessary or desirable to effect the foregoing resolutions.

EXHIBIT A

AMENDMENT TO THE PSS WORLD MEDICAL, INC.

AMENDED AND RESTATED OFFICER DEFERRED COMPENSATION PLAN

THIS AMENDMENT (this “Amendment”) to the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan (the “Plan”), is made this 9th day of December, 2010.

The Compensation Committee (the “Committee”) of the Board of Directors of PSS World Medical, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the Plan to provide that the Committee, or its designee, may use its discretion to accelerate the time and form of payments under the Plan in certain circumstances, as permitted by Treas. Reg. Section 1.409A-3(j)(4), or to delay the time for payment of a benefit as permitted by Treas. Reg. Section 1.409A-2(b)(7).

The Committee has further determined that it is in the best interests of the Company and its stockholders to amend the Plan to provide for Company Matching Contributions for Tier 5 Officers, Tier 6 Officers and Tier 7 Officers.

1.	The Plan is hereby amended by deleting the definition of the term “Officer” in Section 2.01 and replacing it with the following definition:

“A person who is a Tier 1 Officer, Tier 2 Officer, Tier 3 Officer, Tier 4 Officer, Tier 5 Officer, Tier 6 Officer or Tier 7 Officer of the Company.”

2.	The Plan is hereby amended by adding the following new terms and definitions to Section 2.01:

“Tier 1 Officer. An Officer role that has been assigned a MARST score of 35, 34 or 33.”

“Tier 2 Officer. An Officer role that has been assigned a MARST score of 32, 31, 30 or 29.”

“Tier 3 Officer. An Officer role that has been assigned a MARST score of 28, 27, 26, 25, 24 or 23.”

“Tier 4 Officer. An Officer role that has been assigned a MARST score of 22, 21, 20, 19 or 18.”

“Tier 5 Officer. An Officer role that has been assigned a MARST score of 17, 16, 15 or 14.”

“Tier 6 Officer. An Officer role that has been assigned a MARST score of 13, 12, 11 or 10.”

“Tier 7 Officer. An Officer role that has been assigned a MARST score of 9, 8, 7, 6 or 5.”

3.	The Plan is hereby amended by deleting the first sentence of Section 4.01 (“Election to Participate”) and replacing it with the following sentence:

“Each Tier 1 Officer, Tier 2 Officer, Tier 3 Officer, Tier 4 Officer, Tier 5 Officer, Tier 6 Officer and Tier 7 Officer is automatically eligible to participate in the Plan.”

4.	The Plan is hereby amended by deleting the first sentence of Section 5.01 (“Deferred Compensation”) and replacing it with the following sentence:

“A Participant may elect to defer up to 100% of his or her Compensation in accordance with the terms of the Plan and the Deferral Election Form; provided, however, that the Company Matching Contribution shall apply only with respect to deferrals of up to 15% of Compensation for Tier 1 Officers and Tier 2 Officers and up to 10% of Compensation for Tier 3 Officers, Tier 4 Officers, Tier 5 Officers, Tier 6 Officers and Tier 7 Officers.”

5.	The Plan is hereby amended by deleting the fifth sentence of Section 5.05 (“Company Matching Contributions”) and replacing it with the following sentences:

“For each dollar ($1.00) that a Tier 5 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of forty-five cents ($.45). For each dollar ($1.00) that a Tier 6 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of forty cents ($.40). For each dollar ($1.00) that a Tier 7 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of thirty-five cents ($.35).”

6.	The Plan is hereby amended by adding the following new Section 5.13:

“5.13 Acceleration of or Delay in Payments. The Committee, or its designee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee, or its designee, may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.”

7.	The Plan is hereby amended by adding the following sentence to the end of Section 9.02 (“Spendthrift Clause”):

“Notwithstanding anything to the contrary herein, however, the Committee, or its designee, has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

PSS WORLD MEDICAL, INC

By:	/s/ David D. Klarner

Its: Vice President and Treasurer

AMENDMENT TO THE PSS WORLD MEDICAL, INC.

AMENDED AND RESTATED OFFICER DEFERRED COMPENSATION PLAN

THIS AMENDMENT (this “Amendment”), effective as of the 27th day of March, 2012, is made to the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan (the “Plan”). All defined terms used herein but not defined shall have the meanings ascribed to them in the Plan.

The Compensation Committee (the “Committee”) of the Board of Directors of PSS World Medical, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the Plan as provided below.

1. Specified Employees. Section 5.08(g) (Six Month Delay for Specified Employees) is hereby amended to add the following sentence as a new paragraph at the end of Section 5.08(g):

Notwithstanding any provision to the contrary in the Plan and for purposes of this Section 5.08(g), each Participant shall be deemed a Specified Employee.

2. 401(k) Plan Excess Deferrals. A new Section 5.13 is hereby added to the Plan to read as follows:

5.13 401(k) Plan Excess Deferrals. A Participant may elect to defer up to 100% of a refund of excess contributions from the 401(k) plan of the Company received by such Participant during the same year, provided such election is in accordance with the terms of the Plan and the Deferral Election Form.

3. Payment Dates for Termination Account. Section 5.08(a)(iv) is hereby deleted in its entirety and replaced with the following:

(iv) Annual installment payments shall be for no less than two (2) and no more than twenty (20) annual installments (as indicated in the Participant’s most recent effective Deferral Election Form). The initial annual installment payment shall be equal to the value of the Participant’s Account on the applicable Valuation Date divided by the number of remaining installments to be paid (including the then-current installment payment). Thereafter, each subsequent annual installment payment shall be made in January of each subsequent year and in an amount equal to the value of the Participant’s Account as of December 31 of the preceding year divided by the total number of annual installment payments remaining to be paid (including the then-current annual installment payment).

4. Officer Tier MARST Scores. The Plan is hereby amended by deleting the definition of the terms “Tier 1 Officer,” “Tier 2 Officer,” “Tier 3 Officer,” “Tier 4 Officer,” “Tier 5 Officer,” “Tier 6 Officer” and “Tier 7 Officer” in Section 2.01 and replacing them with the following definitions:

Tier 1 Officer. An Officer role that has been assigned a MARST score of 35, 34 or 33.

Tier 2 Officer. An Officer role that has been assigned a MARST score of 32, 31, 30 or 29.

Tier 3 Officer. An Officer role that has been assigned a MARST score of 28 or 27.

Tier 4 Officer. An Officer role that has been assigned a MARST score of 26, 25, 24, 23 or 22.

Tier 5 Officer. An Officer role that has been assigned a MARST score of 21, 20, 19, 18 or 17.

Tier 6 Officer. An Officer role that has been assigned a MARST score of 16, 15, 14 or 13.

Tier 7 Officer. An Officer role that has been assigned a MARST score of 12, 11, 10 or 9.

5. Company Matching Contributions. Section 5.05 (Company Matching Contributions) is hereby deleted in its entirety and replaced with the following:

5.05 Company Matching Contributions.

Tier 1 Officers. For each dollar ($1.00) that a Tier 1 Officer defers into an Account (up to 15% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of one dollar twenty-five cents ($1.25).

Tier 2 Officers. For each dollar ($1.00) that a Tier 2 Officer defers into an Account (up to 15% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of one dollar ($1.00).

Tier 3 Officers. For each dollar ($1.00) that a Tier 3 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of seventy-five cents ($.75).

Tier 4 Officers. For each dollar ($1.00) that a Tier 4 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of sixty cents ($.60).

Tier 5 Officers. For each dollar ($1.00) that a Tier 5 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of fifty cents ($.50).

Tier 6 Officers. For each dollar ($1.00) that a Tier 6 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of forty-five cents ($.45).

Tier 7 Officers. For each dollar ($1.00) that a Tier 7 Officer defers into an Account (up to 10% of Compensation in the aggregate for all of the Participant’s Accounts), the Company will make a matching contribution of thirty-five cents ($.35).

Company Matching Contributions will earn a return based on the same investment allocations selected by the Participant with respect to the Account into which such Company Matching Contributions are credited. The Board may change the amount of the Company Matching Contributions for any future Plan Year by giving written notice to eligible Participants prior to the Election Date for such Plan Year. Any such change will be prospective only.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

PSS WORLD MEDICAL, INC

By:	/s/ David D. Klarner

Name:	David D. Klarner
Its:	Vice President and Treasurer